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                                                                    EXHIBIT 99.1



NEWS RELEASE

December 16, 1996
FOR IMMEDIATE RELEASE
for more information contact
Mark H. Daugherty, CFO
+1 610 666 1700



                        CTI Group Acquires Soft-Com Inc.


                    Telemanagement Companies Join Forces for
                    Technology Transfers and Market Synergies

Valley Forge, Pennsylvania USA. . .CTI Group (Holdings) Inc. (CTIG, NASD OTC Bulletin Board) announced today that it has acquired Soft-Com Inc., a privately-held New York telemanagement company, for a straight equity consideration equivalent to approximately 12.5% of the combined companies' equity. Soft-Com will operate as a wholly-owned subsidiary of CTIG under the new name, CTI Soft-Com Inc., from its existing offices in New York City. John Perri, President and CEO of Soft-Com, will joint CTIG's board of directors and will assume the position of president of the new subsidiary which will be responsible for all of the Group's combined telemanagement business.

The acquisition more than doubles CTIG's client base and strengthens the Company's portfolio of telemanagement products which are used by companies, institutions and government agencies to control costs associated with operating telecommunications networks. For Soft-Com, Mr. Perri said, "The merger will result in a broader market penetration for the UNITY Telemanagement Server. Additionally, it unites complementary products of both companies, including CTIG's Call Accounting Service Bureau, under the new CTI Soft-Com entity."

Soft-Com UNITY Server System supports Windows and Windows NT Server platforms and adds advanced capabilities not currently available in CTIG's Service Bureau or ITMS/III Telemanagement System, such as E-mail distribution of call accounting reports over corporate LANs and WANs, and computer telephony capabilities.

CTIG Chairman and CEO Anthony P. Johns said that the agreement benefits both companies in several ways. Said Mr. Johns, "We pursued this merger because Soft-Com's Unity product fills a gap with a state-of-the-art product offering. Our telemanagement clients can now upgrade sooner with the Unity Server. Furthermore, their engineering uses object-oriented methodology in parallel with our own development program for telecommunications billing software."



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Mr. Johns said that the addition of Mr. Perri to CTIG's board of directors "will strengthen the board and enhance its ability to allocate R&D resources more cost-efficiently." Mr. Perri agreed that the R&D synergies of the combined companies offer great promise for the future. Aside from benefits in the telemanagement sector, Mr. Perri expressed excitement about CTIG's billing products for providers of telecommunications services, which are attracting increasing interest since passage of the Telecommunications Act of 1996. "CTIG's Neptune Billing and Customer Care System for Windows NT Server is very impressive," said Mr. Perri. "The enormous potential of this product in the hot telecommunications billing market was influential in negotiating a straight equity agreement in lieu of cash considerations."

CTIG, through its CTI Data Solutions (USA) Inc. subsidiary, designs, markets and supports information processing software and services for managing telecommunications systems. Business is conducted in two market sectors: billing solutions for providers of telecommunications services and network management solutions for corporate users of telecommunications services.

Soft-Com Inc. founded thirteen years ago designs, develops, and markets a wide range of telemanagement products and currently serves an installed base in excess of 4,000 sites.

For additional information, contact:

    Mark H. Daugherty                             John Perri
    Chief Financial Officer                       President and CEO
    CTI Group (Holdings) Inc.                     Soft-Com Inc.
    Valley Forge, Pennsylvania                    New York, NY
    Telephone: +1 610 666 1700                    Telephone: +1 212 242 9595